Exhibit 99.1

LKQ Corporation Announces Executive Leadership Succession Plan

Chicago, IL (November 27, 2023) -- LKQ Corporation (Nasdaq: LKQ) today announced that Dominick Zarcone, the Company’s current President and Chief Executive Officer, has informed the Company’s Board of Directors (the “Board”) of his intention to retire from his role effective June 30, 2024. The Board has unanimously selected Justin Jude, the Company’s current Senior Vice President and President of its Wholesale – North America segment, to succeed Mr. Zarcone as LKQ’s next President and CEO. In the interim, the Board has appointed Mr. Jude to serve as LKQ’s Executive Vice President and Chief Operating Officer from January 1, 2024 until he officially succeeds Mr. Zarcone as President and CEO on July 1, 2024. It is anticipated that Messrs. Zarcone and Jude will be included on the slate of nominees for election as members of the LKQ Board of Directors at the Company’s Annual Meeting of Stockholders in May 2024.

Mr. Zarcone commented, “It has been an absolute honor to serve LKQ over the past nine years as we have expanded and strengthened our global businesses and leadership teams. Our success is the product of the tireless efforts of our greatest asset – the 51,000 team members who make LKQ truly special. Importantly, we started on an operational excellence journey in late 2018 and have achieved tremendous progress. Nowhere has that been more evident than in our Wholesale – North America segment which, under Justin’s direction, has significantly expanded margins and improved cash flow, all while enhancing our leading market position. Time and again, Justin has proven himself as both a strong operating executive and an effective leader who definitively embodies LKQ’s values. The Board’s decision to appoint Justin as my successor will ensure the continuation of the operational excellence program and maintain the employee-focused culture that is critical to our continued success.”

“I am thrilled to be selected to serve as the next CEO of LKQ, and I am very grateful to Nick and the Board for their support,” said Mr. Jude. “LKQ has an extraordinary history and an extremely bright future, and it will be my honor to guide and work alongside the best team in the industry in our ongoing pursuit of our mission: to be the leading global value-added and sustainable distributor of vehicle parts and accessories. With the experience I gained leading our Specialty segment years ago and our Wholesale – North America segment for the past eight years, I look forward to driving organic revenue growth while implementing our lean operating model across our entire organization and focusing on execution as CEO of LKQ. I will do my best to continue to cultivate our exceptional culture, which differentiates LKQ from its competitors.”

Chairman of the Board, Guhan Subramanian, stated, “On behalf of the Board, I would like to thank Nick for his countless contributions to our Company’s success. As CEO, Nick mentored and developed a world-class leadership team, established a people-first culture throughout the organization, established the Company’s operational excellence initiatives, and produced solid financial results.”

“Today’s announcement is the culmination of a succession planning process that the Board initiated more than a year ago. Justin’s almost 20 years of service to LKQ has been marked by outstanding performance, excellent leadership, and sound judgment,” added Mr. Subramanian. “The Board is confident that Justin is the right person to be our next CEO and execute the Company’s long-term strategy.”

About Justin Jude

Mr. Jude has been an LKQ team member since 2004. During his tenure at LKQ, he has held various leadership roles across the Company’s North American Sales, Supply Chain, and Information Systems departments. From June 2014 to July 2015, he served as President of our Specialty segment. Since July 2015, he has served as President of our Wholesale – North America segment. In this role, he has produced remarkable financial results and developed an incredible leadership team. In addition, Mr. Jude currently serves on the board of directors of MEKO in Sweden.

About LKQ Corporation

LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of OEM recycled and aftermarket parts, replacement systems, components, equipment, and services to repair and accessorize automobiles, trucks, and recreational and performance vehicles.

Forward Looking Statements

Statements and information in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act.

Forward-looking statements include, but are not limited to, statements regarding our outlook, guidance, expectations, beliefs, hopes, intentions and strategies. These statements are subject to a number of risks, uncertainties, assumptions and other factors including those identified below. All forward-looking statements are based on information available to us at the time the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should not place undue reliance on our forward-looking statements. Actual events or results may differ materially from those expressed or implied in the forward-looking statements. The risks, uncertainties, assumptions and other factors that could cause actual events or results to differ from the events or results predicted or implied by our forward-looking statements include, among others, changes in our cash position or cash requirements for other purposes, fluctuations in the price of our common stock, general market conditions, and stockholder response to the repurchase program; and other factors discussed in our filings with the SEC, including those disclosed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2022 and in our subsequent Quarterly Reports on Form 10-Q. These reports are available on our investor relations website at lkqcorp.com and on the SEC website at sec.gov.

Contact:

Joseph P. Boutross
Vice President, Investor Relations
LKQ Corporation
1 (312) 621-2793
jpboutross@lkqcorp.com